FOR FURTHER INFORMATION:
At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773
NOTICE OF CONVERSION RIGHT FOR CONVERTIBLE
SENIOR NOTES
BUFFALO GROVE, IL, July 2, 2007—Option Care, Inc. (Nasdaq: OPTN) announced today that its 2.25% Convertible Senior Notes due 2024 (the “Convertible Notes”) will be convertible during the fiscal quarter ending September 30, 2007 due to a conversion condition having been met. The Company issued the Convertible Notes under an indenture that provides that the notes are convertible, at the option of the holders, during any calendar quarter if the trading price of the Company’s common stock for each of 20 or more consecutive trading days in the last 30 consecutive trading days of the preceding calendar quarter exceeds 120% of the conversion price then in effect. This conversion condition was met when the Company’s common stock price exceeded $14.35 per share for 20 consecutive trading days in the last 30 trading days in the calendar quarter ended June 30, 2007.
On conversion, the Company will pay, for each $1,000 principal amount of notes being converted, an amount equal to $1,000 in cash plus, to the extent the conversion value exceeds $1,000, shares of the Company’s common stock. No Make-Whole Premium will be payable.
Note holders interested in converting should follow the procedures detailed in the indenture between the Company and LaSalle Bank National Association which was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2004. The indenture is also available on the Company’s website http://www.optioncare.com by clicking on the “Investor” tab and selecting “SEC filings”.
About Option Care
For more than 25 years, Option Care, Inc. has made patients’ lives easier with a full range of healthcare services outside the hospital setting, working with more than 400 payor organizations representing more than 75 million Americans. With the largest home infusion and specialty pharmacy footprint in the industry, OptionCare offers treatment nationwide to patients in their homes, physician offices or other alternate sites, including ambulatory treatment centers. Services are provided by highly skilled, clinical professionals from 113 pharmacy locations.
Further Information on Option Care Can Be Found at:
www.optioncare.com